Exhibit 10.1
BANCORPSOUTH, INC. 1994 STOCK INCENTIVE PLAN
RESTRICTED STOCK AGREEMENT
     THIS AGREEMENT (the “Agreement”) is made and entered into effective as of the 22nd day of July, 2009, by and between BancorpSouth, Inc. (the “Company”) and Aubrey B. Patterson (the “Participant”) in connection with the grant of Restricted Stock under the BancorpSouth, Inc. 1994 Stock Incentive Plan (the “Plan”).
     The Company established the Plan by action of its board of directors and amended and restated the Plan effective April 27, 2005 by approval of the shareholders of the Company. The Participant is the chief executive officer of the Company and, by Committee action taken on July 22, 2009, was granted an Award of Restricted Stock under the Plan in order to provide an incentive to continue in service as the chief executive officer following attainment of retirement age. In consideration of the foregoing, the parties have entered into this Agreement to govern the terms of the Award:
     1. Award of Restricted Stock. Subject to the terms and conditions set forth herein, the Company grants to the Participant an Award of 49,203 shares of Restricted Stock, subject to adjustment as provided in Article VIII of the Plan. All unvested shares will be forfeited in the event of the Participant’s termination of employment. The Participant’s rights to the Award will become vested as provided in this Paragraph 1 below:
     (a) Continued Service. Provided that the Participant continues to be employed by the Company, his rights in the Restricted Stock Award will become vested incrementally as follows:

Date	Number of Shares Vested

December 31, 2010	16,401 Shares
December 31, 2011	Additional 16,401 Shares
December 31, 2012	Additional 16,401 Shares
     (b) Retirement. In the event of the Participant’s retirement prior to December 31, 2012, his vested rights in the Restricted Stock Award will be calculated as a fraction, the numerator of which is equivalent to each full month of continual service performed by Participant beginning January 1, 2010 and the denominator of which is 36. For purposes of this Agreement, “retirement” is the Participant’s voluntary termination of services to the Company and retirement from full-time employment that, following a written application by the Participant, is approved in writing by an action of the Committee or the Board in their sole and absolute discretion; provided that retirement shall not be approved if Participant’s termination of employment follows circumstances that would be sufficient for termination with “cause” as defined herein.
     (c) Death or Disability. In the event that the Participant’s employment is terminated by reason of death or disability, all shares of Restricted Stock covered by this Award will be fully vested. For purposes of this Agreement, “disability” is either (i) a condition described in section

22(e)(3) of the Internal Revenue Code, or (ii) a physical or mental condition that, as determined by the Committee in its sole discretion and good faith consideration of the circumstances existing at such time, renders the Participant substantially incapable of performing his duties as the chief executive officer of the Company for a period that is reasonably expected to be material.
     (d) Forfeiture on Termination for Cause. Upon termination of employment for cause, all unvested shares of Restricted Stock shall be immediately forfeited. For purposes of this Agreement, termination is for “cause” if on account of the Participant (i) having engaged in any act of misconduct or dishonesty that is injurious to the Company, (ii) having engaged in acts of fraud, embezzlement, theft, or any other crime of moral turpitude (without necessity of formal criminal proceedings being initiated), or (iii) being suspended and/or temporarily prohibited from participating in the conduct of the Company’s or an Affiliate’s affairs by a notice served under section 8(e)(3) or (g)(1) of the FDIA (12 U.S.C. §§1818(e)(3) and (g)(1)) or other law or regulation, all as determined in good faith by the Committee. For purposes of determining cause, the Committee shall have sole discretion in making its determination that an event constituting cause has occurred, provided, however, that such determination must be made in a reasonable and good faith manner.
     2. Tax Withholding. Upon the vesting of Restricted Stock for any reason, including the events described in Paragraph 1 and Section 8.3 of the Plan, or as may otherwise be required by law, the Company shall withhold from the Award the number of shares of Stock necessary to satisfy its federal, state and local tax withholding obligations, determined in accordance with the Fair Market Value of shares at the time that such withholding is due. Such withholding shall satisfy the Participant’s obligations in Section 7.3 of the Plan.
     3. Transfer of Award. Except for transfers pursuant to a will or the laws of descent and distribution, this Award is not transferable and the Participant may not make any disposition of the shares Restricted Stock described herein, or any interest herein, prior to the dates that such shares become vested in accordance with Paragraph 1. As used herein, “disposition” means any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and whether during the Participant’s lifetime or upon or after the Participant’s death, including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy, or attachment, except a transfer by will or by the laws of descent or distribution. Any attempted disposition in violation of this Paragraph is void.
     4. Status of Participant. Except for the restrictions described in this Agreement, the Participant shall be deemed a stockholder of the Company with respect to shares of Restricted Stock and shall be entitled to receive dividends and exercise voting rights with respect thereto. In the event the Company effects a recapitalization, stock split, or stock dividend, the shares of Stock received by the Participant with respect to Restricted Stock shall be subject to identical restrictions and shall be subject to the terms of this Agreement and the Plan. The Company is not required to issue shares of Restricted Stock until all applicable requirements of law have been complied with and such shares shall have been duly listed on any securities exchange on which the Stock may then be listed. Prior to vesting of shares described in Paragraph 1, unvested shares of Restricted Stock shall be recorded by the Company in book form or otherwise retained in the custody of the Company.
     5. No Effect on Capital Structure. This Award shall not affect the right of the Company or any Affiliate to reclassify, recapitalize or otherwise change its capital or debt structure or to merge, consolidate, convey any or all of its assets, dissolve, liquidate, windup, or otherwise reorganize.
     6. Committee Authority. The full discretionary authority delegated to the Committee under the terms of the Plan, including Article III, includes the authority to: (i) determine any question concerning the interpretation of this Agreement, (ii) make any required adjustments to this Award, and (iii) determine if the conditions stated in the Plan and Agreement have occurred with respect to this Award.
     7. Plan Controls. The terms of this Agreement are governed by the terms of the Plan, as amended on the date of this Agreement and as the Plan is amended from time to time, provided that the Participant must consent in writing to the application of a Plan amendment that would diminish the Participant’s rights under this Award. A copy of the Plan, and all amendments thereto, is attached hereto as Exhibit A, or has been previously provided to the Participant, and is made a part hereof as if fully set forth herein. In the event of any conflict between the provisions of the Agreement and the provisions of the Plan, the terms of the amended Plan shall control, except as specifically stated otherwise in this Agreement. For purposes of this Agreement, the defined terms in the Plan shall have the same meaning in this Agreement, except where the context otherwise requires. The terms “Article” or “Section” generally refer to provisions within the Plan. The term “Paragraph” generally refers to a provision of this Agreement.
     8. Amendment. The terms of this Agreement may be amended at any time in writing by the Company; provided, however, that the Participant must consent in writing to any amendment to this Agreement that diminishes the rights of the Participant.
     9. Notice. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail or a delivery service that is approved by the Company. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address identified in this Paragraph. The Company or Participant may change, by written notice to the other, the address specified for receiving notices. Notices delivered to the Company shall be addressed as follows:
BancorpSouth, Inc.
Attn: Cathy Freeman
One Mississippi Plaza
Tupelo, Mississippi 38801
Phone:          (601) 680-2084
Facsimile:     (601) 680-2568
Notices to the Participant shall be hand delivered to the Participant on the premises of the Company or its Affiliates, or mailed to the last address shown on the records of the Company.

     10. Governing Law. Except as is otherwise provided in the Plan, where applicable, the provisions of this Agreement shall be governed by the internal laws of the State of Mississippi.
[Execution Page Follows]

Execution Page
     In Witness Whereof, the Company has caused this Agreement to be executed and the Participant has set his hand hereto on the day and year first written above.

BancorpSouth, Inc.
By:	/s/ Cathy S. Freeman
Cathy S. Freeman
Its:	Executive Vice President and Corporate Secretary

Participant
/s/ Aubrey B. Patterson
Aubrey B. Patterson

EXHIBIT A
BancorpSouth, Inc.
1994 Stock Incentive Plan
Amended and Restated May __, 2005